Term Sheet
Filed Pursuant to Rule 433
Registration No. 333-147796
June 17, 2008
Vulcan Materials Company
6.300% Notes due June 15, 2013

Issuer:	Vulcan Materials Company

Note Type:	Senior Unsecured Notes

Ratings:	A3 / A- (Negative Outlook/Stable)

Type of Offering:	SEC Registered

Final Terms

Principal Amount:	$250,000,000

Benchmark:	3.500% due May 31, 2013

Benchmark Yield:	3.648%

Re-offer Spread:	+270bps

Re-offer Yield:	6.348%

Coupon:	6.300%

Price to Public:	99.799%

Coupon Dates:	June 15 and December 15

First Coupon Date:	December 15, 2008

Trade Date:	June 17, 2008

Settlement Date:	June 20, 2008 (T+3)

Maturity Date:	June 15, 2013

Make Whole Call:	At any time at a discount rate of Treasury plus 45 bps

CUSIP:	929160AJ8

ISIN:	US929160AJ88

Bookrunners:	Banc of America Securities LLC Goldman, Sachs & Co. J.P. Morgan Securities Inc. Wachovia Capital Markets, LLC

Co-Managers:	Morgan Keegan & Company, Inc. UBS Securities LLC Citigroup Global Markets Inc. Mizuho Securities USA Inc. Fifth Third Securities, Inc. The Williams Capital Group, L.P.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents incorporated by reference in the registration statement and filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Term Sheet
Filed Pursuant to Rule 433
Registration No. 333-147796
June 17, 2008
Vulcan Materials Company
7.000% Notes due June 15, 2018

Issuer:	Vulcan Materials Company

Note Type:	Senior Unsecured Notes

Ratings:	A3 / A- (Negative Outlook/Stable)

Type of Offering:	SEC Registered

Final Terms

Principal Amount:	$400,000,000

Benchmark:	3.875% due May 15, 2018

Benchmark Yield:	4.215%

Re-offer Spread:	+280bps

Re-offer Yield:	7.015%

Coupon:	7.000%

Price to Public:	99.895%

Coupon Dates:	June 15 and December 15

First Coupon Date:	December 15, 2008

Trade Date:	June 17, 2008

Settlement Date:	June 20, 2008 (T+3)

Maturity Date:	June 15, 2018

Make Whole Call:	At any time at a discount rate of Treasury plus 45 bps

CUSIP:	929160AK5

ISIN:	US929160AK51

Bookrunners:	Banc of America Securities LLC
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC

Co-Managers:	Morgan Keegan & Company, Inc.
UBS Securities LLC
Citigroup Global Markets Inc.
Mizuho Securities USA Inc.
Fifth Third Securities, Inc.
The Williams Capital Group, L.P.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents incorporated by reference in the registration statement and filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.